UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2009

LSI INDUSTRIES INC.
 (Exact name of registrant as specified in its charter)

Ohio	0-13375	31-0888951
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Alliance Road, Cincinnati, Ohio	45242
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 793-3200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(f)	The Compensation Committee of the Board of Directors of LSI

Industries Inc. took the following actions relating to executive compensation:

Fiscal 2009 Executive Compensation Matters

The Compensation Committee determined on August 18, 2009 there would be no cash bonuses for fiscal 2009 to the Company’s executive officers under the Company’s discretionary Annual Incentive Compensation Plan.

Fiscal 2010 Executive Compensation Matters

A.	The Compensation Committee, on August 18, 2009, increased the annual base salaries of the Company’s executive officers by approximately 2 1/2%. The annual base salary approved by the Compensation Committee for the Company’s named executive officers is set forth in the table below. The Compensation Committee, on August 21, 2009, also granted the stock options, effective August 21, 2009, to the executives listed in the table below.

Executive Compensation Table

		Fiscal 2010
		Base Salary	Stock Options
	Fiscal 2009	(effective	(Grant Date
Name	Cash Bonus	8/31/09)	8/21/09)

Robert J. Ready	$—	$645,750	65,000
President and Chief Executive Officer

James P. Sferra	$—	$512,500	60,000
Secretary, and Executive Vice President, Manufacturing

Ronald S. Stowell	$—	$283,100	45,000
Vice President, Chief Financial Officer & Treasurer

Scott D. Ready	$—	$266,500	45,000
President, LSI Lighting Solutions Plus

David W. McCauley	$—	$248,000	30,000
President, LSI Graphics Solutions Plus, and President, Grady McCauley Inc.

B.	The Compensation Committee took additional action on August 18, 2009 by amending the LSI Industries Inc. Retirement Plan to reduce the amount of the annual employer contribution from four percent to two percent of the covered amount of compensation for the fiscal year beginning July 1, 2009. This reduction in the Company contribution amount effectively offsets the majority of the salary increases disclosed above.

C.	The Compensation Committee, on August 21, 2009, approved stock option grants to the Company’s non-employee directors effective August 21, 2009, as indicated in the table below.

Director Stock Option Grant

Stock Options
(Grant Date
Name	8/21/09)
Gary P. Kreider	3,500
Dennis B. Meyer	3,500
Wilfred T. O’Gara	3,500
Mark A. Serrianne	3,500

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LSI INDUSTRIES INC.

BY: /s/ Ronald S. Stowell
Ronald S. Stowell
Vice President, Chief Financial
Officer and Treasurer
(Principal Accounting Officer)

August 24, 2009